Exhibit 99.1

Koppers Holdings Inc. 436 Seventh Avenue Pittsburgh, PA 15219-1800 Tel 412 227 2001 www.koppers.com

News Release

FOR IMMEDIATE RELEASE

For Information:	Leroy M. Ball, Vice President and Chief Financial Officer
412-227-2118
BallLM@koppers.com

Koppers Holdings Inc. Reports Fourth Quarter 2012 Results

Sales increase two percent over prior year quarter

Diluted EPS from continuing operations $0.65 compared to $0.24 for prior year quarter

Strong quarter for Railroad and Utility Products

PITTSBURGH, PA – February 14, 2013 – Koppers Holdings Inc. (NYSE: KOP) announced results today for its fiscal 2012 fourth quarter. Consolidated sales of $374.9 million for the fourth quarter of 2012 were two percent or $5.9 million higher than sales of $369.0 million in the prior year quarter. Sales for Carbon Materials and Chemicals (CMC) totaling $242.4 million increased slightly from sales of $241.8 million over the prior year quarter while sales for Railroad and Utility Products (RUP) of $132.5 million increased by four percent or $5.3 million over the prior year quarter.

Net income attributable to Koppers for the quarter ended December 31, 2012, was $13.6 million or $0.65 per diluted share as compared to a net loss attributable to Koppers of ($14.2) million or ($0.69) per diluted share in the fourth quarter of 2011. The fourth quarter of 2011 includes a loss of $19.4 million from discontinued operations as a result of the closure of the Company’s carbon black facility in Australia in the fourth quarter of 2011. Adjusted net income and adjusted earnings per share for the quarter ended December 31, 2012, were $13.9 million and $0.66 per share compared to $8.7 million and $0.42 per share in the prior year quarter after excluding $0.3 million of after-tax charges related to plant closure costs in the fourth quarter of 2012; $19.4 million in losses from discontinued operations; and $3.5 million in income tax expense related to the European consolidation project for the fourth quarter of 2011. The increase in adjusted net income for the fourth quarter of 2012 was due to a lower effective tax rate compared to the fourth quarter of 2011 combined with higher earnings for RUP.

Adjusted EBITDA for the quarter ended December 31, 2012, was $33.6 million compared to $30.9 million in the fourth quarter of 2011 after excluding $0.4 million of closure costs in the fourth quarter of 2012 for our wood treating plant in Grenada, Mississippi and $19.4 million of losses from discontinued operations in the fourth quarter of 2011.

Consolidated sales of $1,555.0 million for the year ended December 31, 2012, were six percent or $88.8 million higher than prior year sales of $1,466.2 million. Sales for CMC for the year ended December 31, 2012 increased by six percent or $56.6 million over the prior year while sales for RUP also increased by six percent or $32.2 million over the prior year. The increase in sales in CMC was due to higher sales prices for pitch, phthalic anhydride, creosote and carbon black feedstock, which was partially offset by lower sales volumes for pitch, lower sales prices for naphthalene and approximately $20 million of lower sales from foreign currency translation. Sales for RUP increased due mainly to higher sales prices for railroad crossties driven in part by higher sales volumes of value added products and higher volumes for utility poles, which were partially offset by lower sales volumes for railroad crossties.

Net income attributable to Koppers and diluted earnings per share from continuing operations for the twelve months ended December 31, 2012, were $65.6 million and $3.14 per share, respectively as compared to net income attributable to Koppers of $36.9 million and $2.72 per diluted share from continuing operations for the year ended December 31, 2011. Adjusted net income and adjusted earnings per share were $68.7 million and $3.27 per share for the twelve months ended December 31, 2012, compared to $59.6 million and $2.86 per share for 2011 after excluding $2.2 million of after-tax charges and $0.8 million of tax expense for 2012, $0.7 million of after-tax gains and $3.5 million of tax expense for 2011, and after excluding the impact of discontinued operations for both years. The increase in adjusted net income in 2012 was due to a lower effective tax rate combined with higher earnings from RUP, which more than offset lower results from CMC. Earnings for CMC were negatively impacted by lower pitch volumes, higher raw material costs and charges related to a pitch tank leak in Australia, a plant outage in The Netherlands, and an increase in the allowance for doubtful accounts in Europe, partially offset by a refund resulting from a supplier audit of material transport weights.

Adjusted EBITDA for the twelve months ended December 31, 2012, was $159.5 million compared to $149.4 million for the twelve months ended December 31, 2011, after excluding $2.8 million of plant closure costs in 2012 and $0.9 million of gains for the sale of technology in 2011, and excluding the impact of discontinued operations for both years.

Commenting on the results, Walter W. Turner, president and CEO of Koppers, said, “Our fourth quarter results compared favorably to last year’s fourth quarter and on an adjusted basis were the highest fourth quarter earnings in our history as a public company. We achieved significant earnings improvement for the year over our 2011 full year adjusted results despite the continued difficulties in Europe and the additional unexpected charges associated with a pitch tank leak in Australia and a plant outage in The Netherlands. Our global Railroad and Utility Products business enjoyed its best year ever with higher volumes of value added railroad products and utility poles. We continue to see headwinds through 2013 primarily in Europe; however, we are confident that we will achieve our fourth consecutive year of double-digit adjusted earnings growth.”

The following reconciliations are attached to this press release: Unaudited Reconciliation of Net Income Attributable to Koppers and Adjusted Net Income; Unaudited Reconciliation of Diluted Earnings Per Share and Adjusted Earnings Per Share; and Unaudited Reconciliation of Net Income to EBITDA and Adjusted EBITDA.

Investor Conference Call and Web Simulcast

Koppers management will conduct a conference call this morning, February 14, 2013, beginning at 11:00 a.m. EST to discuss the company’s performance. Interested parties may access the live audio broadcast by dialing 800 762 8779 in the US/Canada or +1 480 629 9818 for International, Conference ID number 4592122. Investors are requested to access the call at least five minutes before the scheduled start time in order to complete a brief registration. An audio replay will be available approximately two hours after the call’s completion at 800 406 7325 or +1 303 590 3030, Conference ID number 4592122. The recording will be available for replay through February 28, 2013.

The live broadcast of Koppers conference call will be available online: http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=194019&eventID=4897544. (Due to the length of this URL, it may be necessary to copy and paste this hyperlink into your Internet browser’s URL address field.)

If you are unable to participate during the live webcast, the call will be archived on www.koppers.com, www.streetevents.com and www.earnings.com shortly after the live call and continuing through February 28, 2013.

About Koppers

Koppers, with corporate headquarters and a research center in Pittsburgh, Pennsylvania, is a global integrated producer of carbon compounds and treated wood products. Including its joint ventures, Koppers operates facilities in the United States, United Kingdom, Denmark, The Netherlands, Australia and China. The stock of Koppers Holdings Inc. is publicly traded on the New York Stock Exchange under the symbol “KOP”. For more information, visit us on the Web: www.koppers.com. Questions concerning investor relations should be directed to Leroy M. Ball at 412 227 2118 or Michael W. Snyder at 412 227 2131.

Safe Harbor Statement

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and may include, but are not limited to, statements about sales levels, restructuring, declines in the value of Koppers assets and the effect of any resulting impairment charges, profitability and anticipated expenses and cash outflows. All forward-looking statements involve risks and uncertainties. All statements contained herein that are not clearly historical in nature are forward-looking, and words such as “believe,” “anticipate,” “expect,” “estimate,” “may,” “will,” “should,” “continue,” “plans,” “potential,” “intends,” “likely,” or other similar words or phrases are generally intended to identify forward-looking statements. Any forward-looking statement contained herein, in other press releases, written statements or other documents filed with the Securities and Exchange Commission, or in Koppers communications with and discussions with investors and analysts in the normal course of business through meetings, phone calls and conference calls, regarding expectations with respect to sales, earnings, cash flows, operating efficiencies, product introduction or expansion, the benefits of acquisitions, divestitures, joint ventures or other matters as well as financings and repurchases of debt or equity securities, are subject to known and unknown risks, uncertainties and contingencies. Many of these risks, uncertainties and contingencies are beyond our control, and may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Factors that might affect such forward-looking statements, include, among other things, general economic and business conditions, including continuing uncertain economic conditions in Europe, demand for Koppers goods and services, competitive conditions, interest rate and foreign currency rate fluctuations, availability and costs of key raw materials, unfavorable resolution of claims against us, and timing and limitations on insurance recoveries and coverages, as well as those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Koppers, particularly our latest annual report on Form 10-K and quarterly report on Form 10-Q. Any forward-looking statements in this release speak only as of the date of this release, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after that date or to reflect the occurrence of unanticipated events.

Koppers Holdings Inc.

Unaudited Consolidated Statement of Income

(Dollars in millions, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011

Net sales	$374.9	$369.0	$1,555.0	$1,466.2
Cost of sales (excluding items below)	321.4	319.9	1,324.6	1,242.3
Depreciation and amortization	7.1	7.4	28.2	26.9
Selling, general and administrative expenses	20.5	18.7	75.6	74.3

Operating profit	25.9	23.0	126.6	122.7
Other income	0.2	0.5	1.9	0.7
Interest expense	7.1	6.9	27.9	27.2

Income before income taxes	19.0	16.6	100.6	96.2
Income taxes	4.8	11.2	33.3	38.7

Income from continuing operations	14.2	5.4	67.3	57.5
Income (loss) from discontinued operations, net of tax	—	(19.4)	(0.1)	(19.9)

Net income (loss)	14.2	(14.0)	67.2	37.6
Net income attributable to noncontrolling interests	0.6	0.2	1.6	0.7

Net income (loss) attributable to Koppers	$13.6	$(14.2)	$65.6	$36.9

Earnings (loss) per common share:
Basic-
Continuing operations	$0.66	$0.25	$3.18	$2.75
Discontinued operations	—	(0.94)	(0.01)	(0.96)

Earnings (loss) per basic common share	$0.66	$(0.69)	$3.17	$1.79

Diluted-
Continuing operations	$0.65	$0.24	$3.14	$2.72
Discontinued operations	—	(0.93)	(0.01)	(0.95)

Earnings (loss) per diluted common share	$0.65	$(0.69)	$3.13	$1.77

Weighted average shares outstanding (in thousands):
Basic	20,600	20,603	20,681	20,599
Diluted	20,851	20,851	20,927	20,833
Dividends declared per common share	$0.24	$0.22	$0.96	$0.88

Koppers Holdings Inc.

Unaudited Condensed Consolidated Balance Sheet

(Dollars in millions, except per share amounts)

	December 31, 2012	December 31, 2011
Assets
Cash and cash equivalents	$66.7	$54.1
Accounts receivable, net of allowance of $3.8 and $0.3	162.7	160.9
Income tax receivable	1.6	10.6
Inventories, net	195.8	159.0
Deferred tax assets	15.1	9.3
Loan to related party	9.5	11.7
Other current assets	29.8	21.8

Total current assets	481.2	427.4
Equity in non-consolidated investments	5.8	4.9
Property, plant and equipment, net	161.1	155.6
Goodwill	75.6	72.1
Deferred tax assets	27.2	44.3
Other assets	29.1	26.4

Total assets	$780.0	$730.7

Liabilities
Accounts payable	$103.5	$102.1
Accrued liabilities	72.1	63.1
Dividends payable	5.6	5.2

Total current liabilities	181.2	170.4
Long-term debt	296.1	302.1
Other long-term liabilities	134.6	151.0

Total liabilities	611.9	623.5
Commitments and contingent liabilities

Equity
Senior Convertible Preferred Stock, $0.01 par value per share; 10,000,000 shares authorized; no shares issued	—	—
Common Stock, $0.01 par value per share; 40,000,000 shares authorized; 21,585,129 and 21,309,210 shares issued	0.2	0.2
Additional paid-in capital	153.3	142.9
Retained earnings	52.0	6.7
Accumulated other comprehensive loss	(22.0)	(30.2)
Treasury stock, at cost; 951,026 and 706,161 shares	(32.9)	(24.8)

Total Koppers shareholders’ equity	150.6	94.8

Noncontrolling interests	17.5	12.4

Total equity	168.1	107.2

Total liabilities and equity	$780.0	$730.7

Koppers Holdings Inc.

Unaudited Condensed Consolidated Statement of Cash Flows

(Dollars in millions)

	Twelve Months Ended December 31, 2012	Twelve Months Ended December 31, 2011

Cash provided by (used in) operating activities:
Net income	$67.2	$37.6
Adjustments to reconcile net cash provided by operating activities:
Depreciation and amortization	28.2	48.8

Loss (gain) on sale of fixed assets	0.1	(0.2)
Deferred income taxes	8.0	(11.3)
Non-cash interest expense	1.7	1.6
Equity income, net of dividends received	(0.8)	(0.2)
Change in other liabilities	(13.0)	4.0
Stock-based compensation	6.9	5.3
Other	(1.1)	(3.0)
(Increase) decrease in working capital:
Accounts receivable	(0.2)	(33.2)
Inventories	(26.5)	5.1
Accounts payable	(0.1)	15.3
Accrued liabilities and other working capital	7.4	7.1

Net cash provided by operating activities	$77.8	$76.9

Cash provided by (used in) investing activities:
Capital expenditures	$(28.9)	$(33.2)
Acquisitions, net of cash acquired	(14.0)	$(0.6)
Net cash proceeds (payments) from loan to related party	2.2	$(11.7)

Net cash proceeds from divestitures and asset sales	0.8	0.8

Net cash used in investing activities	$(39.9)	$(44.7)

Cash provided by (used in) financing activities:
Borrowings of revolving credit	$259.4	$218.0
Repayments of revolving credit	(265.8)	(211.6)
Repayments of long-term debt	—	(1.0)
Issuances of common stock	1.6	0.3
Repurchases of common stock	(8.2)	(0.3)

Proceeds from issuance of noncontrolling interest	3.7	—
Excess tax benefit from employee stock plans	1.6	—
Payment of deferred financing costs	(0.1)	(0.5)
Dividends paid	(19.5)	(18.2)

Net cash used in financing activities	$(27.3)	$(13.3)

Effect of exchange rate changes on cash	2.0	(0.1)

Net increase in cash and cash equivalents	$12.6	$18.8

Cash and cash equivalents at beginning of year	54.1	35.3

Cash and cash equivalents at end of period	$66.7	$54.1

Unaudited Segment Information

The following tables set forth certain sales and operating data, net of all intersegment transactions, for the company’s businesses for the periods indicated.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
	(Dollars in millions)
Net sales:

Carbon Materials and Chemicals	$242.4	$241.8	$999.7	$943.1
Railroad and Utility Products	132.5	127.2	555.3	523.1

Total	$374.9	$369.0	$1,555.0	$1,466.2

Operating profit:
Carbon Materials and Chemicals	$18.0	$18.6	$83.1	$89.1
Railroad and Utility Products	8.2	4.6	45.1	34.8
Corporate	(0.3)	(0.2)	(1.6)	(1.2)

Total	$25.9	$23.0	$126.6	$122.7
Operating margin:
Carbon Materials and Chemicals	7.4%	7.7%	8.3%	9.4%
Railroad and Utility Products	6.2%	3.6%	8.1%	6.7%

Total	6.9%	6.2%	8.1%	8.4%
Adjusted operating profit (1):
Carbon Materials and Chemicals	$18.0	$18.6	$83.1	$88.2
Railroad and Utility Products	8.6	4.6	48.5	34.8
All Other	(0.3)	(0.2)	(1.6)	(1.2)

Total	$26.3	$23.0	$130.0	$121.8
Adjusted operating margin:
Carbon Materials and Chemicals	7.4%	7.7%	8.3%	9.4%
Railroad and Utility Products	6.5%	3.6%	8.7%	6.7%

Total	7.0%	6.2%	8.4%	8.3%

(1)	Cost of sales for RUP for the three and twelve months ended December 31, 2012 includes $0.4 million and $2.8 million, respectively, of plant closing charges related to our wood treating plant in Grenada, Mississippi, and depreciation and amortization for RUP for the twelve months ended December 31, 2012 includes $0.6 million of impairment charges for our co-generation plant located in Muncy, Pennsylvania. Cost of sales for CMC for the twelve months ended December 31, 2011 includes a gain of $0.9 million for the licensing of certain technology in China. These amounts have been excluded for purposes of calculating adjusted net income. These amounts have been excluded for purposes of calculating adjusted operating profit.

Koppers believes that adjusted net income, adjusted operating profit and adjusted EBITDA provide information useful to investors in understanding the underlying operational performance of the company, its business and performance trends and facilitates comparisons between periods and with other corporations in similar industries. The exclusion of certain items permits evaluation and a comparison of results for ongoing business operations, and it is on this basis that Koppers management internally assesses the company’s performance.

Although Koppers believes that these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP basis financial measures.

UNAUDITED RECONCILIATION OF NET INCOME ATTRIBUTABLE TO KOPPERS AND ADJUSTED NET INCOME

(In millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Net income (loss) attributable to Koppers	$13.6	$(14.2)	$65.6	$36.9

Items impacting pre-tax income (1)
Impairment and closure costs	0.4	—	3.4	—
Sale of technology	—	—	—	(0.9)

Total items above impacting pre-tax income	0.4	—	3.4	(0.9)
Items impacting net income, net of tax	0.3	—	2.2	(0.7)
Income tax provision for European consolidation	—	3.5	0.8	3.5

Adjusted net income (loss) including discontinued operations	$13.9	$(10.7)	$68.6	$39.7
Discontinued operations	—	19.4	0.1	19.9

Adjusted net income	$13.9	$8.7	$68.7	$59.6

(1)	Cost of sales for RUP for the three and twelve months ended December 31, 2012 includes $0.4 million and $2.8 million, respectively, of plant closing charges related to our wood treating plant in Grenada, Mississippi, and depreciation and amortization for RUP for the twelve months ended December 31, 2012 includes $0.6 million of impairment charges for our co-generation plant located in Muncy, Pennsylvania. Income taxes for the twelve months ended December 31, 2012 includes $0.8 million of expense related to the Company’s European consolidation project, and income taxes for the three and twelve months ended December 31, 2011 includes $3.5 million of expense related to the Company’s European consolidation project. Cost of sales for CMC for the twelve months ended December 31, 2011 includes a gain of $0.9 million for the licensing of certain technology in China. These amounts have been excluded for purposes of calculating adjusted net income.

UNAUDITED RECONCILIATION OF DILUTED EARNINGS PER SHARE AND

ADJUSTED EARNINGS PER SHARE

(In millions except share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Net income (loss) attributable to Koppers	$13.6	$(14.2)	$65.6	$36.9

Adjusted net income (loss) including discontinued operations (from above)	$13.9	$(10.7)	$68.6	$39.7

Adjusted net income (from above)	$13.9	$8.7	$68.7	$59.6

Denominator for diluted earnings per share (000s)	20,851	20,851	20,927	20,833

Earnings (loss) per share:
Diluted earnings (loss) per share	$0.65	$(0.69)	$3.13	$1.77
Adjusted earnings (loss) per share including discontinued operations	$0.66	$(0.51)	$3.27	$1.91
Adjusted earnings per share	$0.66	$0.42	$3.27	$2.86

UNAUDITED RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

(In millions except share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Net income	$14.2	$(14.0)	$67.2	$37.6
Interest expense	7.1	6.9	27.9	27.2
Depreciation and amortization	7.1	7.4	28.2	26.9
Income tax provision	4.8	11.2	33.3	38.7
Discontinued operations	—	19.4	0.1	19.9

EBITDA with noncontrolling interests	33.2	30.9	156.7	150.3

Unusual items impacting net income (1)
Closure costs	0.4	—	2.8	—
Sale of technology	—	—	—	(0.9)

Adjusted EBITDA with noncontrolling interests	$33.6	$30.9	$159.5	$149.4

1)	Cost of sales for RUP for the three and twelve months ended December 31, 2012 includes $0.4 million and $2.8 million, respectively, of plant closing charges related to our wood treating plant in Grenada, Mississippi. Cost of sales for CMC for the twelve months ended December 31, 2011 includes a gain of $0.9 million for the licensing of certain technology in China. These amounts have been excluded for purposes of calculating adjusted net income. These amounts have been excluded for purposes of calculating adjusted EBITDA.